UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2026

BlackRock Monticello Debt Real Estate Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	000-56720	33-6595754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hudson Yards, New York, New York	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 810-5300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

ConnectOne Credit Agreement

On June 1, 2026, BLKM VI, LLC (the “Borrower”), an indirect subsidiary of BlackRock Monticello Debt Real Estate Investment Trust (the “Company”), entered into a credit and security agreement (as it may be amended from time to time, the “ConnectOne Credit Agreement”) with ConnectOne Bank, as administrative agent (in such capacity, the “Administrative Agent”) and account bank, the Company, as guarantor, MonticelloAM Servicing, LLC, as servicer, and certain other lenders party thereto.

The maximum aggregate commitment under the ConnectOne Credit Agreement is $100,000,000, which may be increased up to a total amount of $150,000,000 at the Borrower’s request subject to the consent of the Administrative Agent, in its sole discretion and the lenders providing such increase. The ConnectOne Credit Agreement will mature on June 1, 2029, and may be extended by the Borrower for two additional twelve-month terms subject to the payment of an extension fee and other customary conditions. The ConnectOne Credit Agreement will be secured by a first priority perfected security interest in the assets of the Borrower, including the Borrower’s interest in eligible commercial real estate loans, and by a pledge of equity interests of the Borrower.

Advances under the ConnectOne Credit Agreement generally accrue interest at a rate per annum equal to the Term Secured Overnight Financing Rate (“SOFR”) for a one-month period, subject to a SOFR floor of 3.00% per annum, plus an applicable spread, determined in accordance with the ConnectOne Credit Agreement. Additionally, the Borrower is required to pay a commitment fee and a non-usage fee in connection with the ConnectOne Credit Agreement.

The ConnectOne Credit Agreement contains representations, warranties, covenants, events of default and indemnities that are customary for an agreement of its type.

The foregoing summary description of the ConnectOne Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the ConnectOne Credit Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Nomura Repurchase Agreement

On June 4, 2026, BLKM V, LLC (the “Seller”), an indirect subsidiary of the Company, entered into a master repurchase agreement (as it may be amended from time to time, the “Nomura Repurchase Agreement”) with Nomura Corporate Funding Americas, LLC, as buyer (in such capacity, the “Buyer”), to finance the acquisition by the Seller of eligible loans as more particularly described in the Nomura Repurchase Agreement.

The Nomura Repurchase Agreement provides for asset purchases by the Buyer for an initial maximum aggregate purchase price of $250,000,000. The initial maturity date of the Nomura Repurchase Agreement is June 4, 2029, subject to one twelve-month extension option to June 4, 2030, subject to satisfaction of certain customary conditions. The Seller’s obligations under the Nomura Repurchase Agreement will be secured by a first priority security interest in the purchased assets, and by a pledge of equity interests of the Seller.

Advances under the Nomura Repurchase Agreement accrue interest at a per annum rate equal to the Term SOFR for a one month period, plus a margin as agreed upon by the Buyer and Seller for each transaction and the Seller pays a fee on each draw day equal to 25 basis points on the amount funded by the Nomura Repurchase Agreement, determined in accordance with the Nomura Repurchase Agreement. Additionally, the Seller is required to pay commitment and extension fees in connection with the Nomura Repurchase Agreement.

In connection with the Nomura Repurchase Agreement, the Company provided a Guaranty (the “Guaranty”), which may become full recourse to the Company upon the occurrence of certain events as described in the Guaranty.

The Nomura Repurchase Agreement and Guaranty contain representations, warranties, covenants, events of default and indemnities that are customary for agreements of their type.

The foregoing summary description of each of the Nomura Repurchase Agreement and Guaranty does not purport to be complete and is qualified in its entirety by reference to the Nomura Repurchase Agreement and Guaranty, copies of which are included as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Credit and Security Agreement, dated June 1, 2026, by and among BLKM VI, LLC, as borrower, BlackRock Monticello Debt Real Estate Investment Trust, as guarantor, ConnectOne Bank, as administrative agent and account bank, MonticelloAM Servicing, LLC, as servicer, and each of the lenders from time to time party thereto.

10.2*	Master Repurchase Agreement, dated June 4, 2026, by and among BLKM V, LLC, as seller, Nomura Corporate Funding Americas, LLC, as buyer, and any additional sellers from time to time party thereto.

10.3*	Guaranty, dated June 4, 2026, made by BlackRock Monticello Debt Real Estate Investment Trust for the benefit of Nomura Corporate Funding Americas, LLC.

104	Cover Page Interactive Data File (embedded within the XBRL file)

*	Portions of this exhibit have been omitted pursuant to Item 601(a)(6) and/or Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BlackRock Monticello Debt Real Estate Investment Trust

By:	/s/ Barry W. Szarvas Jr.
Name:	Barry W. Szarvas Jr.
Title:	Chief Financial Officer

Dated: June 5, 2026